Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED BYLAWS OF

METRO ONE TELECOMMUNICATIONS, INC.

The undersigned, Gary E. Henry, hereby certifies that:

1.          He is the duly elected and incumbent Secretary of Metro One Communications, Inc., an Oregon corporation (the “Company”).

2.          By resolution of the Board of Directors of the Company duly adopted at a meeting held on June 1, 2007, Section 2.9 of the Amended and Restated Bylaws of the Company was amended to read in its entirety as follows (with new text appearing underlined italics):

“2.9 Voting Requirements; Action Without Meeting. Unless otherwise provided in the Articles of Incorporation, each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders. If a quorum exists, action on a matter, other than the election of directors, is approved if the votes cast by the shares entitled to vote favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law or the Articles of Incorporation. If a quorum exists, directors are elected by a plurality of the votes cast by the shares entitled to vote unless otherwise provided in the Articles of Incorporation. No cumulative voting for directors shall be permitted unless the Articles of Incorporation so provide. Action required or permitted bylaw to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by the shareholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. The taking of action by shareholders without a meeting must be evidenced by one or more written consents describing the action taken, signed by all the shareholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes necessary in order to take such action by written consent, and delivered to the corporation for inclusion in the minutes for filing with the corporate records. Action taken under this section is effective when the last shareholder signs the consent, unless the consent specifies an earlier or later effective date. If the law requires that notice of proposed action be given to nonvoting shareholders and the action is to be taken by unanimous consent of the voting shareholders, the corporation must give its nonvoting shareholders written notice of the proposed action at least 10 days before the action is taken. The notice must contain or be accompanied by the same material that, under the Oregon Business Corporation Act, would have been required to be sent to nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted to the shareholders for action.

* * *

                3.The matters set forth in this certificate are true and correct of his own knowledge.

Date: June 5, 2007

/s/ Gary E. Henry
Gary E. Henry, Secretary